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                                                                    EXHIBIT 99.1

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[NABORS INDUSTRIES LOGO]
NABORS INDUSTRIES                                                   NEWS RELEASE

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               NABORS EXPECTS $0.10 TO $0.12 EPS IN THIRD QUARTER

HOUSTON, TEXAS, OCTOBER 1, 2002, NABORS INDUSTRIES LTD. (AMEX: NBR), today indicated that it expects its third and fourth quarter results to be lower than current consensus estimates. Nabors currently estimates its earnings per diluted share will be in the range of $0.10 to $0.12 for third quarter with moderate improvement in the fourth quarter of 2002. These estimates do not include any effects from the reincorporation of the Company in June of this year.

Gene Isenberg, Nabors Chairman and Chief Executive Officer commented on the revised near-term outlook. "We are beginning to see concrete signs of an improving market early next year, but our short-term expectations are significantly lower as the previously anticipated second half 2002 increases in North American gas related activity have not yet materialized. The biggest drop in our short-term outlook is in Canada where our increased presence has exacerbated the effect on our results of the unusually severe seasonal as well as cyclical weakness this year. Lower expectations for our US Lower 48 drilling and offshore Gulf of Mexico operations are nearly as significant as Canada with most of our other US 48 businesses modestly lower. In the US Lower 48, the delayed recovery in US land drilling activity has been compounded by the recent cessation of a number of higher margin long-term wells. While we still expect a modest upturn in the US Gulf, it appears that it will not develop at the pace we previously expected.

"We remain convinced that the implications of declining production of North American gas will reassert itself with increased emphasis early next year, despite our lowered expectations for the remainder of 2002. In fact, in Canada and Alaska we are seeing solid evidence of increasing rig activity early in the new-year. An improving market in Canada has consistently been a leading indicator of an impending upturn in our US-based businesses.
Meanwhile, the momentum in our International business is continuing."

The Nabors companies own and operate almost 600 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors time charters 44 platform, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors also operates 30 marine transportation and support vessels, primarily in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

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NABORS INDUSTRIES LTD. STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE (NBR). FOR
FURTHER INFORMATION OR TO REQUEST INVESTOR MATERIALS PLEASE CONTACT NABORS CORPORATE SERVICES INC. MR. DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT
AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL ANGELA RIDGELL AT (281) 775-8063.